Registration No. 333-85886 Rule 424(b)(3)
Pricing Supplement		Pricing Supplement Number 93 (d) Dated Monday, May 3, 2004
CUSIP Number	Principal Amount	Gross Concession	Net Proceeds	Coupon Type	Interest Rate Basis	Index Maturity	Spread to Interest Rate Basis	Maturity Date
44181EJ66	$100,000.00	1.500%	$98,500.00	Floating Rate	LIBOR Rate	3 Months	50.00	05/15/2014
Maximum Interest Amount	Initial Interest Rate	Interest Payment Dates	Coupon Frequency	Day Count Basis	Survivors Option	Product Ranking	Moodys Ranking	S & P Rating
N/A	1.670%	08/15/2004 and Quarterly on the 15th thereafter	Quarterly	Actual/ 360	Yes	Senior Unsecured Notes	A1	A
Interest Reset Dates:	08/15/2004 and Quarterly on the 15th thereafter

Redemption Information: Non-Callable.
Note: *** Floating Rate HFC InterNotes*** 3 Mos LIBOR + 50 bps. Intial Coupon 1.67%

Joint Lead Managers and Lead Agents: Banc of America Securities LLC, Incapital LLC.
Agents: A.G. Edwards & Sons, Inc., Charles Schwab & Co. Inc., Citigroup Global Markets Inc., Edward D. Jones & Co., L.P., Fidelity Capital Markets, A Division of National Financial Services LLC, Merrill Lynch & Co., Morgan Stanley, UBS Financial Services Inc., Wachovia Securities LLC

If the maturity date or an interest payment date for any note is not a Business Day (as term is defined in Prospectus), principal, premium, if any, and interest for that note is paid on the next Business Day, and no interest will accrue from, and after, the maturity date or interest payment date.

Household Finance Corporation 2700 Sanders Road Prospect Heights, IL 60070

Trade Date: Monday, May 03, 2004 @12:00 PM ET
Settlement Date: Thursday, May 06, 2004
All products sell at 100% of par.
Minimum Denomination/Increments: $1,000.00/$1,000.00
Initial trades settle flat and clear SDFS: DTC Book Entry Only
DTCNumber: 0443 via Pershing, LLC
InterNotes(SM) is the service mark of Incapital, LLC.
All rights reserved.

							Household Finance Corporation $10,000,000,000 HFC InterNotes Prospectus Dated 30-April-03 Page 1 of 1